U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Trueger                             Arthur              Irwin
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   (Last)                           (First)             (Middle)

Little Manor, La Grande Route de Faldouet
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                                    (Street)

St Martin, Jersey                   Channel Islands      JE3 6UG
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

London Pacific Group Limited (NYSE: LDP)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

May, 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

March, 2000
================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [X]  Other (specify below)

Chairman
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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


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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


(Form 4)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
               2.                                                                                          Deriv-    of
               Conver-                    5.                                  7.                           ative     Deriv-   11.
               sion                       Number of                           Title and Amount             Secur-    ative    Nature
               or                         Derivative        6.                of Underlying       8.       ities     Secur-   of
               Exer-             4.       Securities        Date              Securities          Price    Bene-     ity:     In-
               cise     3.       Trans-   Acquired (A)      Exercisable and   (Instr. 3 and 4)    of       ficially  Direct   direct
               Price    Trans-   action   or Disposed       Expiration Date   ----------------    Deriv-   Owned     (D) or   Bene-
1.             of       action   Code     of(D)             (Month/Day/Year)            Amount    ative    at End    In-      ficial
Title of       Deriv-   Date     (Instr.  (Instr. 3,        ----------------            or        Secur-   of        direct   Owner-
Derivative     ative    (Month/  8)       4 and 5)          Date     Expira-            Number    ity      Month     (I)      ship
Security       Secur-   Day/     ------   ------------      Exer-    tion               of        (Instr.  (Instr.   (Instr.  (Instr
(Instr. 3)     ity      Year)    Code V   (A)      (D)      cisable  Date     Title     Shares    5)       4)        4)       4)
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
Option to      4.18     05/31/02 J*                555,739  03/31/00 02/22/03 Ordinary  555,739            0         D
Purchase                                                                      Shares
Ordinary Shares                                                               of 5 cents
                                                                              each
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Option to      4.32     05/31/02 J*                221,438  03/31/00 02/22/03 Ordinary  221,438            0         D
Purchase                                                                      Shares
Ordinary Shares                                                               of 5 cents
                                                                              each
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Option to      5.02     05/31/02 J*                222,823  03/31/00 02/22/03 Ordinary  222,823            0         D
Purchase                                                                      Shares
Ordinary Shares                                                               of 5 cents
                                                                              each
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Option to      5.02     05/31/02 J*                27,177   03/31/00 04/27/04 Ordinary  27,177             0         D
Purchase                                                                      Shares
Ordinary Shares                                                               of 5 cents
                                                                              each
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Option to      5.23     05/31/02 J*                72,500   03/31/00 04/27/04 Ordinary  72,500             0         D
Purchase                                                                      Shares
Ordinary Shares                                                               of 5 cents
                                                                              each
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Option to      5.94     05/31/02 J*                242,500  03/31/00 04/27/04 Ordinary  242,500            0         D
Purchase                                                                      Shares
Ordinary Shares                                                               of 5 cents
                                                                              each
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Option to      5.96     05/31/02 J*                127,500  03/31/00 04/27/04 Ordinary  127,500            0         D
Purchase                                                                      Shares
Ordinary Shares                                                               of 5 cents
                                                                              each
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Option to      5.97     05/31/02 J*                237,500  03/31/00 04/27/04 Ordinary  237,500            0         D
Purchase                                                                      Shares
Ordinary Shares                                                               of 5 cents
                                                                              each
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Option to      6.01     05/31/02 J*                148,750  03/31/00 04/27/04 Ordinary  148,750            0         D
Purchase                                                                      Shares
Ordinary Shares                                                               of 5 cents
                                                                              each
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Option to      6.10     05/31/02 J*                53,750   03/31/00 04/27/04 Ordinary  53,750             0         D
Purchase                                                                      Shares
Ordinary Shares                                                               of 5 cents
                                                                              each
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Option to      6.19     05/31/02 J*                885,000  03/31/00 04/27/04 Ordinary  885,000            0         D
Purchase                                                                      Shares
Ordinary Shares                                                               of 5 cents
                                                                              each
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Option to      3.72     05/31/02 J*                205,323  03/31/00 04/27/04 Ordinary  205,323            0         D
Purchase                                                                      Shares
Ordinary Shares                                                               of 5 cents
                                                                              each
====================================================================================================================================

* Voluntarily surrendered.

Explanation of Responses:

 /s/ Arthur I. Trueger
   ---------------------
     Arthur I. Trueger


 Date:  06/06/2002


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.